                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

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Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                       PAREXEL International Corporation
                (Name of Registrant as Specified In Its Charter)

                                NAME OF COMPANY
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

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

                                 [PAREXEL LOGO]
      -------------------------------------------------------------------
                 195 West Street, Waltham, Massachusetts 02451
                            Telephone: 781-487-9900
                               Fax: 781-487-0525

                                            September 29, 2000

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of PAREXEL International Corporation (the "Company") to be held at 10:00 a.m., Eastern Standard Time, on Thursday, November 16, 2000, at the Museum of Our National Heritage located at 33 Marrett Road, Lexington, Massachusetts 02420.

     At this meeting, you will be asked to:

     (i)  elect two Class II Directors for three-year terms;

     (ii) approve the Company's 2000 Employee Stock Purchase Plan as set forth in the attached Proxy Statement; and

     (iii) ratify the selection of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending June 30, 2001.

     The Board of Directors unanimously recommends that you vote FOR each of these proposals.

     Details regarding each of the matters to be acted upon at this meeting appear in the accompanying Proxy Statement. Please give this material your careful attention.

     Whether or not you plan to attend the meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed postage prepaid envelope. It is important that your shares be voted whether or not you attend the meeting in person. If you attend the meeting, you may vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                            Very truly yours,

                                            /s/ Josef H. von Rickenbach
                                            Josef H. von Rickenbach
                                            President, Chief Executive Officer
                                            and Chairman

                                 [PAREXEL LOGO]
      -------------------------------------------------------------------
                 195 West Street, Waltham, Massachusetts 02451
                            Telephone: 781-487-9900
                               Fax: 781-487-0525
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON NOVEMBER 16, 2000

To the Stockholders of PAREXEL International Corporation:

     Notice is hereby given that the Annual Meeting of Stockholders of PAREXEL International Corporation, a Massachusetts corporation (the "Company"), will be held at 10:00 a.m., Eastern Standard Time, on Thursday, November 16, 2000, at the Museum of Our National Heritage located at 33 Marrett Road, Lexington, Massachusetts 02420, to consider and vote upon the following proposals:

     1. To elect two Class II Directors to the Company's Board of Directors, each to serve for a term of three years and until his successor is elected and qualified or until his earlier resignation or removal;

     2. To approve the Company's 2000 Employee Stock Purchase Plan as set forth in the attached Proxy Statement;

     3. To ratify the selection of PricewaterhouseCoopers LLP, independent public accountants, as auditors for the fiscal year ending June 30, 2001; and

     4. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

     Only stockholders of record at the close of business on September 18, 2000 are entitled to notice of and to vote at the meeting. All stockholders are cordially invited to attend the meeting in person. TO ENSURE YOUR REPRESENTATION AT THE MEETING, HOWEVER, YOU ARE URGED TO SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it has been voted at the Annual Meeting. Any stockholder attending the annual meeting may vote in person even if he or she has returned a proxy.

                                          By Order of the Board of Directors,

                                          /s/ Mark T. Beaudouin
                                          Mark T. Beaudouin
                                          Clerk

Waltham, Massachusetts
September 29, 2000

                                 [PAREXEL LOGO]

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                               September 29, 2000

     This Proxy Statement is being furnished to holders of common stock, par value $.01 per share ("Common Stock"), of PAREXEL International Corporation, a Massachusetts corporation ("PAREXEL" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m., Eastern Standard Time, on Thursday, November 16, 2000, and at any adjournments or postponements thereof (the "Meeting"), at the Museum of Our National Heritage located at 33 Marrett Road, Lexington, Massachusetts 02420. The Company's 2000 Annual Report, containing financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations for the fiscal year ended June 30, 2000, is being mailed contemporaneously with this Proxy Statement to all stockholders entitled to vote at the Meeting. This Proxy Statement and the form of proxy were first mailed to stockholders on or about September 29, 2000.

     The purpose of the Meeting is:

     1. To elect two Class II Directors to the Company's Board of Directors, each to serve for a term of three years and until his successor is elected and qualified or until his earlier resignation or removal;

     2. To consider and vote upon a proposal to approve the Company's 2000 Employee Stock Purchase Plan as set forth herein; and

     3. To ratify the selection of PricewaterhouseCoopers LLP, independent public accountants, as auditors for the fiscal year ending June 30, 2001.

     The Board has fixed the close of business on September 18, 2000 as the record date (the "Record Date") for the determination of the Company's stockholders entitled to notice of, and to vote at, the Meeting. Accordingly, only holders of record of Common Stock as of the close of business on the Record Date will be entitled to notice of, and to vote at, the Meeting or an adjournment thereof. As of the Record Date, 25,375,054 shares of the Company's Common Stock were issued and outstanding. The holders of Common Stock are entitled to one vote per share on any proposal presented at the Meeting. Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the Meeting and vote in person. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (1) filing with the Clerk of the Company, before the taking of the vote at the Meeting, a written notice of revocation bearing a later date than the proxy, (2) duly executing a later dated proxy relating to the same shares and delivering it to the Clerk of the Company before the taking of the vote at the Meeting or (3) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to PAREXEL International Corporation, 195 West Street, Waltham, Massachusetts 02451, Attention: Clerk, at or before the taking of the vote at the Meeting.

     The persons named as attorneys in the proxy are officers of the Company. All properly executed proxies returned in time to be counted at the Meeting will be voted and, with respect to the election of the Board, will be voted as stated in "Election of Directors" on page 5. Any stockholder submitting a proxy has the right to withhold authority to vote for the nominee to the Board by so marking the box provided on the proxy.

     In addition to the election of two Class II directors to three year terms, the stockholders will consider and vote upon proposals to approve the Company's 2000 Employee Stock Purchase Plan and to ratify the selection of auditors, all as further described in this Proxy Statement. All proxies will be voted in accordance with the instructions contained therein, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting.

     The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to establish a quorum for the transaction of business at the Meeting. Votes withheld from the nominee, abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum. A "non-vote" occurs when a broker holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner. Directors are elected by a plurality of the votes cast by stockholders entitled to vote at the Meeting. All other matters being submitted to stockholders require the affirmative vote of a majority of shares present in person or represented by proxy at the Meeting. An automated system administered by the Company's transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter and, therefore, with respect to votes on specific proposals, will have the effect of negative votes. Broker "non-votes" are not so included.

     Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specification. The shares will be voted FOR the matter in question if no specification is made.

     The Board knows of no other matter to be presented at the Meeting. If any other matters are properly presented for consideration at the Meeting (or any adjournment or postponements thereof), the persons named in the enclosed form of proxy and voting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of September 15, 2000 (unless otherwise indicated) (i) by each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) by each current Director of the Company, (iii) by each executive officer of the Company named in the Summary Compensation Table on page 10, and (iv) by all current Directors and executive officers of the Company as a group. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law.

                                                           SHARES BENEFICIALLY    PERCENTAGE OF SHARES
NAME OF BENEFICIAL OWNER                                        OWNED(1)          BENEFICIALLY OWNED(1)
------------------------                                   -------------------    ---------------------
Wellington Management Company, LLP(2)....................       3,537,100                 14.0%
EQSF Advisers, Inc., et. al.(3)..........................       1,702,985                  7.0
Massachusetts Financial Services Company(4)..............       1,443,057                  5.7
Vanguard Specialized Funds -- Vanguard Health Care
  Fund(5)................................................       1,388,200                  5.5
A. Dana Callow, Jr.(6)...................................         109,411                  0.4
A. Joseph Eagle(7).......................................          13,200                  0.1
Patrick J. Fortune, Ph.D.(8).............................          45,163                  0.2
Werner M. Herrmann(9)....................................         105,911                  0.4
Serge Okun(10)...........................................          27,830                  0.1
Josef H. von Rickenbach(11)..............................         218,758                  0.9
William T. Sobo, Jr.,(12)................................          46,060                  0.2
Paule A. Dapres, M.D.(13)................................          40,225                  0.2
Andrew J. Morffew, Ph.D.(14).............................           9,200                    *
Barry R. Philpott(15)....................................          39,018                  0.2
Ulf I. Schneider, Ph.D.(16)..............................          14,495                  0.1
All executive officers and directors as a group (13
  persons)(17)...........................................         679,271                  2.6%

---------------
  *  Less than 0.1% of the outstanding Common Stock.

 (1) The number of shares of Common Stock deemed outstanding includes: (i) 25,375,054 shares of Common Stock outstanding as of September 15, 2000; and
     (ii) shares issuable pursuant to options held by the respective person or group which may be exercised within 60 days after September 15, 2000 ("presently exercisable" stock options), as set forth below.

 (2) The mailing address for this entity is 75 State Street, Boston, Massachusetts 02109. Ownership is stated as of February 9, 2000, as reflected in a Schedule 13G/A filed with the Securities and Exchange Commission (the "Commission"). This entity has shared voting power with regard to 1,896,600 of these shares, sole voting power with regard to none of these shares and shared disposition power with regard to all of these shares. This entity is a registered investment adviser.

 (3) The mailing address for this entity is 767 Third Avenue, New York, New York 10017. Ownership is stated as of May 10, 2000, as reflected in a Schedule 13-G filed with the Commission. Consists of 989,200 shares beneficially owned by EQSF Advisers, Inc., ("EQSF") and 713,785 shares beneficially owned by M.J. Whitman Advisers, Inc. ("MJWA"). Martin J. Whitman, Chief Executive Officer and controlling person of EQSF and MJWA, disclaims beneficial ownership of such shares. Each of EQSF and MJWA is a registered investment adviser.

 (4) The mailing address for this entity is 500 Boylston Street, Boston, Massachusetts 02116. Ownership is stated as of February 11, 2000, as reflected in a Schedule 13-G filed with the Commission. This entity has sole voting power with regard to 965,557 of these shares.

 (5) The mailing address for this entity is P.O. Box 2600, Valley Forge, Pennsylvania 19482. Ownership is stated as of February 8, 2000, as reflected in a Schedule 13-G filed with the Commission. This entity is a registered investment company and has shared disposition power with regard to these shares.

 (6) Includes 94,829 shares of Common Stock issuable pursuant to presently exercisable stock options.

 (7) Includes 3,850 shares of Common Stock issuable pursuant to presently exercisable stock options.

 (8) Consists of 45,163 shares of Common Stock issuable pursuant to presently exercisable stock options.

 (9) Includes 13,925 shares of Common Stock issuable pursuant to presently exercisable stock options. Includes 91,986 shares of Common Stock owned by Sawema Investments Ltd., a Cayman Islands corporation and the sole shareholder of Sawema Trust, of which Dr. Herrmann is currently the sole beneficiary.

(10) Includes 23,830 shares of Common Stock issuable pursuant to presently exercisable stock options.

(11) Includes 116,750 shares of Common Stock issuable pursuant to presently exercisable stock options.

(12) Includes 42,300 shares of Common Stock issuable pursuant to presently exercisable stock options.

(13) Includes 38,825 shares of Common Stock issuable pursuant to presently exercisable stock options.

(14) Consists of 9,200 shares of Common Stock issuable pursuant to presently exercisable stock options.

(15) Includes 36,600 shares of Common Stock issuable pursuant to presently exercisable stock options.

(16) Includes 12,300 shares of Common Stock issuable pursuant to presently exercisable stock options.

(17) Includes 437,572 shares of Common Stock issuable pursuant to presently exercisable stock options.

                             ELECTION OF DIRECTORS

     In accordance with the Company's Restated Articles of Organization, the Company's Board is divided into three classes: the Class I, Class II and Class III Directors. Each Director is elected for a three-year term of office, with one class of Directors being elected at each Annual Meeting of Stockholders. The Class II Directors' terms will expire at this Meeting. Each Director holds office until his successor is elected and qualified or until his earlier death, resignation or removal. The nominees for Class II Directors are Serge Okun and
A. Joseph Eagle. The information below sets forth for each member of the Board, including the Class II nominees to be elected at the Meeting, such person's age, principal occupations during the past five years and certain other information.

     All shares of Common Stock that are entitled to vote and are represented at the Meeting by properly executed proxies received prior to or at the Meeting and not duly and timely revoked, will be voted at such Meeting in accordance with the instructions indicated in such proxies. Shares represented by all proxies received by the Board and not marked so as to withhold authority to vote for the nominees to the Board will be voted (unless a nominee is unable or unwilling to serve) FOR the election of the nominees named below. The election of the Directors will be determined by a plurality of the votes cast at the Meeting. The Board knows of no reason why the nominees would be unable or unwilling to serve, but if such should be the case, proxies may be voted for the election of other persons.

CLASS II DIRECTORS: TO BE ELECTED AT THE 2000 ANNUAL MEETING OF STOCKHOLDERS

     SERGE OKUN, 54, was initially elected a Director of the Company in November 1997 and is a member of the Compensation Committee of the Board. Since August 1996, Mr. Okun has served as President and Chief Executive Officer of PST International and President of BMTS, both privately held ventures in health care technology. Prior to his positions at PST International, Mr. Okun held several senior management positions including Corporate Executive Vice President and Corporate Senior Vice President at Dun & Bradstreet, in addition to various senior management positions at IMS International and A.C. Nielson Company, two companies constituting Dun & Bradstreet's Marketing Information Services Division. At IMS International, Mr. Okun held several positions including President, Chief Executive Officer, Senior Vice President, President IMS America, President IMS France and General Manager IMS Canada. At A.C. Nielson Company, Mr. Okun was President and Chief Executive Officer. Mr. Okun is a director of ADIDAS AG and several privately held companies including MediMedia, BMTS, PST International and FINGERPIN.

     A. JOSEPH EAGLE, 53, was initially elected a Director of the Company in March 1998. From March 1998 to April 2000, Mr. Eagle served as President of the Company's Medical Marketing Services Division and Managing Director of PAREXEL MMS Europe Limited. From 1990 to March 1998, Mr. Eagle served as Managing Director and Chairman of PPS Europe Limited, a medical marketing services company, which was acquired by the Company in March 1998. Prior to 1985, Mr. Eagle served as Marketing Director of Ciba Geigy UK Ltd. and was a Vice President of both Pfizer Asia Management Centre and Pfizer Africa Middle East. Prior to his service at Pfizer, Mr. Eagle was a product manager at Wellcome International.

CLASS III DIRECTORS: TERM EXPIRES AT 2001 ANNUAL MEETING OF STOCKHOLDERS

     JOSEF H. VON RICKENBACH, 45, founded PAREXEL in 1983 and has served as a Director, President, Chief Executive Officer and Chairman of the Board since then. Prior to his involvement with PAREXEL, he was European Area Manager with ERCO (now ENSECO), Inc., a diversified testing and technical consulting company. Mr. von Rickenbach has worked for Schering-Plough, Inc. and 3M (East), a division of Minnesota Mining and Manufacturing, Inc. Mr. von Rickenbach received an M.B.A. from the Harvard University Graduate School of Business Administration and has an undergraduate degree from the Lucerne College of Economics and Administration in Switzerland.

     A. DANA CALLOW, JR., 48, was elected a Director of the Company in June 1986 and is a member of the Audit Committee, Compensation Committee and Stock Option Committee of the Board. Since January 1997, Mr. Callow has served as the Managing General Partner of the general partner of Boston Millennia Partners Limited Partnership and Boston Millennia Partners II Limited Partnerships, both venture capital firms. Since 1983, Mr. Callow has also served as a general partner of several Boston Capital Ventures' Limited Partnerships. He serves as a director of several private companies.

     WILLIAM T. SOBO, JR., 43, was initially elected a Director of the Company in June 2000. Since June 2000, Mr. Sobo has served as Chief Operating Officer and Chief Financial Officer of Politzer & Haney Incorporated, a privately held software company. From 1989 to June 2000, Mr. Sobo served as Chief Financial Officer, Treasurer and Clerk of the Company, and from 1991 to June 2000, he served as Senior Vice President of the Company.

CLASS I DIRECTORS: TERM EXPIRES AT 2002 ANNUAL MEETING OF STOCKHOLDERS

     PATRICK J. FORTUNE, PH.D., 53, was elected a Director of the Company in June 1996 and is a member of the Audit Committee and the Stock Option Committee of the Board. Since April 1999, Mr. Fortune has served as President, Chief Operating Officer and a director of New Era of Networks, Inc., an internet software and services company. From October 1995 to March 1999, Mr. Fortune was Vice President, Information Technology and Chief Information Officer of Monsanto Company, an agricultural, pharmaceutical and health products company. From August 1994 to July 1995, Mr. Fortune was President and Chief Operating Officer, Chief Information Officer and a member of the Board of Directors of Coram Healthcare Corporation, a medical therapy services company. From December 1991 to August 1994, Mr. Fortune was Corporate Vice President, Information Management at Bristol-Myers Squibb. Prior to that, Mr. Fortune was Senior Vice President and General Manager of Packaging Corporation of America, a subsidiary of Tenneco and held several management positions with Baxter International, Inc., including Corporate Vice President, President, Parenteral Products Division, Vice President, Research and Development and Vice President, Information Services.

     PROF. DR. MED. WERNER M. HERRMANN, 59, was elected a Director of the Company in April 1991. Since 1991, Dr. Herrmann has served as Chief Scientific Officer and as Senior Vice President of the Company's worldwide clinical pharmacology business unit. Dr. Herrmann founded a Berlin-based provider of clinical and biostatistical and clinical data management services in 1982, which was acquired by PAREXEL and renamed PAREXEL GmbH Independent Pharmaceutical Research Organization. Prior to 1982, Dr. Herrmann was head of the Psychiatry and Neurology Branch, Department of Experimental and Clinical Pharmacology, Institute for Drugs, Federal Health Office, Berlin, Germany, from 1979 to 1982 and worked for Schering AG, Berlin, Germany from 1970 to 1979. Dr. Herrmann is a Full Professor at the Department of Psychiatry, Free University of Berlin.

DIRECTORS' COMPENSATION

     Non-employee members of the Board receive $1,500 per day for in-person Board meetings (with no more than one $1,500 payment being made for any one day and no more than $7,500 per year for each director). Non-employee Directors are also reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings. There are no family relationships among any of the executive officers or Directors of the Company.

     All non-employee Directors receive option grants pursuant to the Company's Second Amended and Restated 1995 Stock Option Plan (the "1995 Plan"), according to a discretionary arrangement. During the fiscal year ended June 30, 2000, non-employee Directors were granted options to purchase 42,000 shares of Common Stock in aggregate. The non-employee Directors were granted the following options under the 1995 Plan during fiscal year 2000: Mr. Callow, 11,000; Mr. Fortune, 10,000; Mr. Okun, 12,500; and Mr. Saalfield, 8,500. The exercise prices for these option grants ranged from $8.563 to $14.25. All of the options granted to Mr. Saalfield in fiscal year 2000 expired as a result of his resignation from the Board of Directors in January, 2000. The options granted to non-employee Directors vest in three equal annual installments commencing on the first anniversary of the date of grant, unless a change in control of the Company occurs in which case they become fully exercisable.

MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board met 15 times and took action by unanimous written consent once during the fiscal year ended June 30, 2000. The Board has a standing Audit Committee, Stock Option Committee and Compensation Committee. The Audit Committee, which oversees the accounting and financial functions of the Company, met four times during the fiscal year ended June 30, 2000. Messrs. Callow and Fortune are the current members of the Audit Committee. The Stock Option Committee of the Company, which reviews and approves option grants and administers the Company's stock option plans, took action by unanimous written consent seven times during the fiscal year ended June 30, 2000. Messrs. Callow and Fortune are the current members of the Stock Option Committee. The Compensation Committee of the Company, which reviews and makes recommendations concerning executive compensation, met once during the fiscal year ended June 30, 2000. Messrs. Callow and Okun are the current members of the Compensation Committee.

     During the fiscal year ended June 30, 2000, all of the Company's Directors attended at least seventy-five percent of the aggregate of the total number of meetings of the Board and all committees of the Board on which they served.

                               EXECUTIVE OFFICERS

     Executive officers serve at the discretion of the Board on an annual basis and serve until their successors have been duly elected and qualified or until their earlier resignation or removal. The current executive officers of the Company are as follows:

NAME                                        AGE                       POSITION(S)
----                                        ---                       -----------
Josef H. von Rickenbach...................  45     President, Chief Executive Officer and Chairman of
                                                   the Board
James F. Winschel, Jr. ...................  51     Senior Vice President and Chief Financial Officer
Barry R. Philpott.........................  51     President, Clinical Research Services
Andrew J. Morffew, Ph.D. .................  50     President, PAREXEL Consulting Group
Andrew L. Smith...........................  53     President, Medical Marketing Services
Ulf I. Schneider, Ph.D. ..................  43     Senior Vice President and Chief Administrative
                                                   Officer
Paule A. Dapres, M.D. ....................  56     Executive Vice President, Clinical Research
                                                   Services

     JAMES F. WINSCHEL, JR. has served as Senior Vice President and Chief Financial Officer of the Company since June 2000. From January 1999 to May 2000, Mr. Winschel served as President of U.B. Vehicle Leasing, Inc., a subsidiary of The Bank of Tokyo Mitsubishi Ltd. ("BTM"). From December 1995 to September 1999, Mr. Winschel served as Executive Vice President and Chief Financial Officer of BTM Capital Corporation, another BTM subsidiary. From 1993 to 1995, Mr. Winschel served as Vice President - Finance for the Physician Services Division of Caremark International, Inc., a healthcare services company. From 1989 to 1993, he held a variety of executive positions at Whirlpool Financial Corporation, including Vice President and Managing Director of its commercial finance division and Vice President and Chief Financial Officer. Prior to 1989, Mr. Winschel had a 16 year career with General Electric Company and its subsidiaries, holding various positions including serving in the financial management ranks of General Electric Capital Corporation. Mr. Winschel received B.S. and M.B.A. degrees from Syracuse University.

     BARRY R. PHILPOTT has served as President of Clinical Research Services since March 2000 and President of European Operations since July 1993. He is responsible for the management of the Company's core business for the design, management and conduct of clinical trials. From April 1998 to March 2000, he served as President of the Company's Consulting Group. From July 1996 to April 1998, he served as Chief Administrative Officer of the Company. Prior to joining PAREXEL in 1993, Mr. Philpott served in several senior management positions with EG&G Inc., a diversified technology company based in Massachusetts, including General Manager of its Worldwide Optical & Analytical Division. Previous to this position he was the President and Managing Director of EG&G Princeton Applied Research Corp.

     ANDREW J. MORFFEW, PH.D. has served as President of PAREXEL Consulting Group since March 2000. He joined the Company in April 1997 and has served in positions as Vice President Client Relations Group and Vice President PAREXEL Consulting Group. From January 1980 to April 1997 he held several positions in International Business Machines Corporation, an information technology company, where in his final five years he served as a Principal in the IBM Consulting Group.

     ANDREW L. SMITH has served as President, Medical Marketing Services since April 2000. From August 1996 to August 1999, Mr. Smith served as the Chief Executive Officer of Cerebrus plc, a UK based biotechnology start-up company. From December 1990 to August 1996, Mr. Smith served as Senior Vice President and Managing Director of SmithKline Beecham, a U.K. pharmaceutical company.

     ULF I. SCHNEIDER, PH.D. has served as Senior Vice President and Chief Administrative Officer of the Company since June 2000 and Managing Director of PAREXEL GmbH since 1996, and is responsible for coordination of world wide administrative activities of the Company. From 1990 to 1996, he served as Director of Finance and Administration of PAREXEL GmbH.

     PAULE A. DAPRES, M.D. has served as Executive Vice President, Clinical Research Services, of the Company since January 1999 and is responsible for the management of the largest segment of the Company's clinical research services business unit. From 1993 to March 1996, she served as Vice President, and from April 1996 to June 1997 she served as Senior Vice President, of the Company's clinical research services business unit in Europe. From July 1997 to December 1998, she served as Senior Vice President of the Company's worldwide clinical research services. Prior to joining PAREXEL in 1992, Dr. Dapres served in several senior management positions at Schering-Plough, Inc. Dr. Dapres received her M.D. degree from the University of Paris.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No executive officer of the Company served as a member of the Compensation Committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served as a Director of the Company.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning the compensation of the Company's Chief Executive Officer (the "CEO") and the six other most highly compensated executive officers other than the CEO, including two former executive officers, in each case whose total salary and bonus exceeded $100,000 in fiscal 2000 (collectively, the "Named Executive Officers") with respect to the Company's last three completed fiscal years:

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                    ANNUAL COMPENSATION              COMPENSATION
                                             ----------------------------------   ------------------
                                                                                        AWARDS
                                    FISCAL                         OTHER ANNUAL       SECURITIES        ALL OTHER
NAME AND PRINCIPAL POSITION          YEAR    SALARY(1)    BONUS    COMPENSATION   UNDERLYING/OPTIONS   COMPENSATION
---------------------------         ------   ---------   -------   ------------   ------------------   ------------
Josef H. von Rickenbach...........   2000    $382,502      --         --                40,000           $ 4,264(2)
  President, Chief Executive
    Officer                          1999     358,972      --         --                 8,750             3,000
  and Chairman of the Board          1998     354,664    $35,938      --                60,000             3,000
Barry R. Philpott.................   2000    $219,890    $ 9,969      --                15,000           $23,519(3)
  President, Clinical Research       1999     213,525     10,032      --                 3,850            17,885
  Services                           1998     214,955     27,461      --                30,000            19,392
Andrew J. Morffew, Ph.D.(4).......   2000    $182,292    $22,027      --                 5,000           $19,510(5)
  President, PAREXEL Consulting
  Group
Paule A. Dapres, M.D. ............   2000    $175,934    $ 7,346      --                 7,500                --
  Executive Vice President,          1999     169,313      --         --                 2,950                --
  Clinical Research Services         1998     165,099      --         --                20,000                --
Ulf I. Schneider, Ph.D.(6)........   2000    $161,219    $ 8,517      --                78,000           $11,973(5)
  Senior Vice President and
  Chief Administrative Officer
William T. Sobo, Jr.(7)...........   2000    $229,110    $40,000      --                15,000           $ 4,264(2)
  Former Senior Vice President,      1999     225,000     15,000      --                 4,550             3,000
  Chief Financial Officer,
    Treasurer                        1998     234,043     17,500      --                30,000             3,000
  and Clerk
A. Joseph Eagle(8)................   2000    $197,483      --        $23,671(9)             --                --
  Former President, Medical          1999     213,525      --         23,652             3,850           $19,217(5)
  Marketing Services                 1998     172,563      --         18,693                --            15,531

---------------
(1) Includes commissions, if any.

(2) Amounts shown represent employer contributions of $3,000 under the Company's 401(k) plan and $1,264 paid in connection with the termination of the Company's 1995 Employee Stock Purchase Plan during the fiscal year.

(3) Amounts shown represent employer contributions of $22,326 to defined benefit plans and $1,193 paid in connection with the termination of the Company's 1995 Employee Stock Purchase Plan during the fiscal year.

(4) Mr. Morffew became President of PAREXEL Consulting Group effective March 21, 2000.

(5) Amounts shown represent employer contributions to defined benefit plans.

(6) Mr. Schneider became Senior Vice President and Chief Administrative Officer effective June 8, 2000.

(7) Mr. Sobo resigned as Senior Vice President, Chief Financial Officer, Treasurer and Clerk of the Company effective June 1, 2000.

(8) Mr. Eagle resigned as President, Medical Marketing Services effective April 26, 2000.

(9) Amounts shown represent automobile allowance.

     The following table sets forth information concerning options granted pursuant to the 1995 Plan during the fiscal year ended June 30, 2000 to the Named Executive Officers as reflected in the Summary Compensation Table above.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                 INDIVIDUAL GRANTS
                             ---------------------------------------------------------   POTENTIAL REALIZABLE
                                              PERCENT OF                                   VALUE AT ASSUMED
                              NUMBER OF     TOTAL OPTIONS                                ANNUAL RATES OF STOCK
                              SECURITIES       OR SARS                                    PRICE APPRECIATION
                              UNDERLYING      GRANTED TO     EXERCISE OR                  FOR OPTION TERM(1)
                             OPTIONS/SARS    EMPLOYEES IN     BASE PRICE    EXPIRATION   ---------------------
NAME                          GRANTED(2)    FISCAL YEAR(3)   PER SHARE(4)      DATE         5%          10%
----                         ------------   --------------   ------------   ----------   ---------   ---------
Josef H. von Rickenbach....     13,334           1.41%         $11.125       12/23/07    $ 69,152    $167,211
                                13,333           1.41%         $ 15.00       12/23/07    $ 17,481    $115,533
                                13,333           1.41%         $ 22.00       12/23/07       --       $ 22,202
Barry R. Philpott..........     15,000           1.59%         $  8.44       10/11/07    $ 57,343    $140,277
Andrew J. Morffew, Ph.D....      5,000            .53%         $10.125        8/19/07    $ 23,322    $ 56,662
Paule A. Dapres, M.D.......      7,500            .79%         $10.125        8/19/07    $ 34,982    $ 84,992
Ulf I. Schneider, Ph.D.....     70,000           7.40%         $  8.78        5/24/08    $293,548    $703,000
                                 8,000           0.85%         $10.125        8/19/07    $ 37,315    $ 90,659
William T. Sobo, Jr........     15,000           1.59%         $  8.44       10/11/07    $ 57,343    $140,277
A. Joseph Eagle............         --             --               --             --          --          --

---------------
(1) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation of the Company's Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Commission and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercises and the future performance of the Company's Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

(2) Exercisable in four equal installments commencing one year from the date of grant.

(3) Based on an aggregate of 945,850 shares subject to options granted in the fiscal year ended June 30, 2000 to employees of the Company.

(4) The exercise price per share was equal to or above the fair market value of the Company's Common Stock on the date of grant as defined in the 1995 Plan.

     The following table sets forth certain information concerning options granted to the Named Executive Officers, including (i) the number of unexercised stock options outstanding as of June 30, 2000; and (ii) the value of such unexercised options at June 30, 2000. No stock options were exercised by any of the Named Executive Officers for the fiscal year ended June 30, 2000.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                                        VALUE OF UNEXERCISED,
                                        NUMBER OF UNEXERCISED          IN-THE-MONEY OPTIONS AT
                                      OPTIONS AT FISCAL YEAR-END          FISCAL YEAR-END(1)
                                     ----------------------------    ----------------------------
NAME                                 EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                                 -----------    -------------    -----------    -------------
Josef H. von Rickenbach............    113,750         95,000         $146,280          --
Barry R. Philpott..................     31,350         42,500         $ 12,190         $22,470
Andrew J. Morffew, Ph.D............      7,700         14,400           --              --
Paule A. Dapres, M.D...............     35,950         28,500         $ 39,132          --
Ulf I. Schneider, Ph.D.............      9,550         87,600         $  2,438         $81,060
William T. Sobo, Jr. ..............     37,050         42,500         $ 24,380         $22,470
A. Joseph Eagle....................      3,850         --               --              --

---------------
(1) Value is based on the difference between the option exercise price and the fair market value at June 30, 2000, the fiscal year-end ($9.938 per share as quoted on the Nasdaq National Market) multiplied by the number of shares underlying the option.

                             EMPLOYMENT AGREEMENTS

     On December 6, 1999, the Company and Josef H. von Rickenbach, the Company's Chairman, President and Chief Executive Officer, amended and restated an employment agreement, which had originally been entered into on October 20, 1998, which has a term of three years. Such three year term is automatically renewed for successive three year terms unless either the Company or Mr. von Rickenbach notifies the other party not less than 90 days prior to the automatic renewal date. The agreement provides for a current annual base salary of $350,000 and a bonus target of not less than the amount by which $560,000 exceeds his then-current base salary for such fiscal year. In addition to termination as a result of non-renewal by either party, the agreement may be terminated by the Company immediately for "cause" (as defined in the agreement), by Mr. von Rickenbach for "good reason" (as defined in the agreement) or upon death or disability. In addition, the agreement may be terminated at the election of either the Company without cause or by Mr. von Rickenbach without good reason at any time upon sixty (60) days prior written notice. In the event of termination by the Company by non-renewal of the agreement, all options held by Mr. von Rickenbach would vest and all other awards under any other long term incentive plan, whether vested or not, would be paid out in a lump sum. In the event of termination by the Company other than for "cause", or by Mr. von Rickenbach for "good reason", and not in connection with a "change in control" of the Company (as defined in the agreement), or for death or disability, Mr. von Rickenbach would be entitled to receive, (a) payment of his then-current base salary, plus (b) bonus payments in the amount equal to the greater of his target amount for such year or the actual amount he received in the prior year, and (c) perquisites and benefits, otherwise payable to him through the period ending three years from the date of termination. All options would become fully exercisable and all other awards under any other long term incentive plan, whether vested or not (other than in the case of death or disability in which case such award shall equal the amount to which he is entitled as a result of death or disability), would be paid out in a lump sum. In addition, in the event of termination by the Company other than for "cause" or by Mr. von Rickenbach for "good reason" during the period beginning 12 months prior to a "change of control" but after the commencement of substantive discussions that ultimately result in the "change of control" and ending 18 months following a "change in control", Mr. von Rickenbach would be entitled to receive a lump sum payment equal to (a) the amount of base salary, bonuses and benefits, perquisites and services that would have been payable if he had remained an employee of the Company through the date of the "change in control" and (b) the amount of base salary, bonus payments (in the amount equal to the greater of his target amount for such year or the actual amount he received in the previous year) and benefits, perquisites and services otherwise payable to him through the date which is three years after the date of termination, and (c) outplacement services. In addition, all options would become fully exercisable unless (a) such accelerated vesting would jeopardize the event constituting the "change in control" from being accounted for as a pooling of interests or (b) the "change in control" does not occur before the options terminate in accordance with the terms of the option agreements or the option plans. In all cases, vested options would remain exercisable for the period after termination as specified in the respective option agreements. The agreement further provides that benefits will be supplemented by an additional payment to "gross up" Mr. von Rickenbach for any excise tax under the "golden parachute" tax provisions of the Internal Revenue Code of 1986, as amended (the "Code"), unless the value of all payments to be received under this agreement would be greater when subjected to a specified cap (in which case the benefit payments will be so capped).

     Effective August 15, 2000, the Board approved an amendment to Mr. von Rickenbach's employment agreement to provide for an increase in compensation of $100,000 contingent upon the achievement of certain agreed upon objectives for fiscal year 2001. The Board also approved an amendment to the bonus element of his employment agreement, the payment of which is also contingent upon the achievement of certain specified objectives for fiscal year 2001.

     Dr. Herrmann entered into a letter agreement of employment with the Company effective July 1, 1997, which was amended on April 1, 1998. Dr. Herrmann's current annual base salary under this agreement is

$103,110. In addition, Dr. Herrmann and PAREXEL GmbH, a subsidiary of the Company, are parties to an employment agreement dated June 30, 1993 and amended effective July 1, 1997 and April 1, 1998. Dr. Herrmann's current annual base salary under this agreement is approximately $87,456 (DM 160,000).

     The Company and Barry R. Philpott are parties to a letter agreement of employment dated July 6, 1993. Mr. Philpott's current annual base salary is approximately $227,000 (L150,000) and he is eligible to participate in the Company's Management Incentive Plan. The Company may terminate Mr. Philpott's employment upon two months' notice and upon payment of severance benefits equal to one month's base salary per full year of service, with a maximum payment equal to six months' base salary.

     In addition, on October 20, 1998, the Company entered into an executive severance agreement with Mr. Philpott. Under the terms of the agreement, if the Company terminates the executive's employment without "cause" (as defined in the agreement) or the executive terminates his employment for "good reason" (as defined in the agreement) during the period beginning 9 months prior to and ending 18 months following a "change of control" of the Company, as defined in the agreement, Mr. Philpott would be entitled to receive specified severance benefits. If employment is terminated prior to a change of control, the executive would be entitled to receive a lump sum cash payment equal to the salary such executive would have received between the date of termination and the change of control, assuming he had remained employed by the Company through the change of control, plus a lump sum cash severance payment equal to twelve months of his monthly base salary, at the highest monthly base salary rate in effect for such executive in the twelve month period prior to the termination of employment, plus the maximum annual bonus that could have been payable to such executive during the year in which the change of control occurs. If employment is terminated following a change of control by the executive for "good reason" or by the Company without "cause" (both as defined in the agreement), the executive officer would be entitled to receive a lump sum cash severance payment equal to twelve months of his monthly base salary, at the highest monthly base salary rate in effect for such executive in the twelve month period prior to the termination of employment, plus the maximum annual bonus that would have been payable to such executive during the year in which the change of control occurs. In addition, in either event, the executive is entitled to accelerated vesting under incentive compensation, stock option and benefit plans of the Company, and for a period of twelve months following the change of control, insurance coverage substantially similar to the coverage the executive had been receiving prior to any such termination. However, such accelerated vesting of stock options would not occur if (a) such accelerated vesting would jeopardize the event constituting the change in control from being accounted for as a pooling of interests or (b) the change in control does not occur before the options terminate in accordance with the terms of the option agreements or the option plans.

     The Company's French subsidiary and Paule A. Dapres are parties to an employment agreement dated December 19, 1997. Dr. Dapres' current base salary is approximately $195,885 (FF1,350,000) and she is eligible to participate in annual bonus opportunities under the Company's Management Incentive Plan. She is also eligible to receive bonuses based upon the level of travel she must do in the performance of her duties. The Company may terminate Dr. Dapres' employment upon either six months advance notice or payment of six months base salary.

     The Company and Ulf I. Schneider are parties to a letter agreement of employment dated August 30, 1996. Mr. Schneider's current annual base salary is approximately $195,000 (DM 400,000) and he is eligible to receive an annual bonus equal to up to 30% of his base salary. The Company may terminate Mr. Schneider's employment upon payment of severance benefits equal to one month's base salary and bonus per full year of service, with a minimum payment equal to six months' base salary and bonus and a maximum payment equal to twelve months' base salary and bonus.

     PPS Europe Limited, a subsidiary of the Company, and A. Joseph Eagle were parties to a letter agreement of employment dated April 17, 1998. Effective April 26, 2000, Mr. Eagle resigned as President, Medical Marketing Services and effective June 30, 2000, he terminated his employment with the Company and the letter agreement was terminated. Mr. Eagle's annual base salary was approximately $197,000 (L130,000).

     The executive officers of the Company are bound by the terms of a Key Employee Confidentiality and Invention Agreement, pursuant to which confidential information proprietary to the Company obtained during the term of employment by the Company may not be disclosed by the employee during or subsequent to such term of employment, and pursuant to which the employee agrees not to compete with the business of the Company during and for one year subsequent to the term of employment.

               COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     Overview. The Company's executive compensation program is administered by the Compensation Committee and the Stock Option Committee of the Board of Directors (the "Compensation Committee" and "Stock Option Committee," respectively, and "Committees," collectively). Pursuant to authority delegated by the Board of Directors, the Compensation Committee establishes each year the non-equity compensation of senior management, reviews, as appropriate, other compensation standards of the Company and administers the Company's 401(k) Savings and Retirement Plan. The Stock Option Committee, pursuant to authority delegated by the Board of Directors, establishes each year the equity compensation of senior management, reviews, as appropriate, equity compensation standards of the Company, and administers the Company's 1987 Stock Plan, 1989 Stock Plan, the 1995 Plan, 1995 Non-Employee Director Stock Plan Option, 1995 Employee Stock Purchase Plan (which terminated during fiscal 2000), 1998 Non-Qualified, Non-Officer Stock Option Plan and the 2000 Employee Stock Purchase Plan.

     The members of the Compensation Committee and the Stock Option Committee, who are non-employee Directors, bring expertise in matters relating to executive compensation to their service on the Compensation and Stock Option Committees gained through their experience on other Boards of Directors of public and private companies, and through serving as senior executives at other companies. The current members of the Compensation Committee are A. Dana Callow, Jr. and Serge Okun. The current members of the Stock Option Committee are Mr. Callow and Patrick J. Fortune.

     Procedure for Establishing Compensation. At the beginning of the fiscal year 2000, the Committees established the annual compensation for the Company's executive officers based, in part, on recommendations of the Company's Chief Executive Officer. The Committees reviewed the recommendations, taking into account the following factors: (i) external market data on executive compensation; (ii) the Company's performance; (iii) the individual's contribution to the Company's success; (iv) the competitive environment for the retention of executive talent; and (v) the internal equity of compensation levels among executive officers. In addition, in determining fiscal year 2000 compensation levels, the Compensation Committee and the Stock Option Committee reviewed recommendations from a compensation consulting firm, including a survey of cash compensation and stock option awards at similar companies.

     Deductibility of Executive Compensation. In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the Company cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain executive officers. This deduction limitation does not apply, however, to compensation that constitutes "qualified performance-based compensation" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. The Committees have considered the limitations on deductions imposed by Section 162(m) of the Code, and it is the Committees' present intention that, for so long as it is consistent with the Company's overall compensation objective, substantially all tax deductions attributable to executive compensation will not be subject to the deduction limitations of Section 162(m) of the Code.

     Elements of Executive Compensation. The Company's compensation policy for executive officers for the fiscal year ended June 30, 2000 was designed to achieve the following objectives: (i) to enhance profitability of the Company and align management's long-term interests with those of the stockholders; (ii) to reward executives consistent with the Company's annual and long-term performance goals; (iii) to recognize individual initiative and achievement and
(iv) to provide competitive compensation that will attract and retain qualified executives. Compensation under the executive compensation program is comprised of cash compensation in the form of salary and performance-based bonuses, long-term incentive opportunities in the form of stock options and various benefits, including medical, savings and insurance plans available to all employees of the Company.

     An executive officer's compensation package includes: (i) base salary, which is based upon the overall performance of the Company and external market data, (ii) annual performance-based compensation, which is based upon achievement of pre-determined financial objectives of the Company and individual objectives, and (iii) long-term incentive compensation, in the form of stock options, granted with the objective of aligning executive officers' long-term interests with those of the stockholders and encouraging the achievement of superior results over an extended period. In addition, the compensation program is comprised of various benefits, including medical, savings and insurance plans, the Company's 1995 Employee Stock Purchase Plan (which terminated during fiscal year 2000) and the Company's 2000 Employee Stock Purchase Plan, which are generally available to all employees of the Company.

     Base Compensation. Base salaries for executive officers were targeted at competitive market levels for their respective positions, levels of responsibility and experience. In setting base cash compensation levels for executive officers, the Compensation Committee generally took into account such factors as: (i) the Company's past financial performance and future expectations; (ii) the general and industry-specific business environment; (iii) the individual executive officer's base compensation in the prior year; (iv) periodic published surveys of base compensation at comparable companies; (v) annual compensation increases at such companies; and (vi) corporate and individual performance. The Compensation Committee's review of the foregoing factors is subjective and the Compensation Committee assigns no fixed value or weight to any specific factors when making its decisions regarding the salary of executive officers. Information concerning compensation levels at comparable companies reviewed by the Compensation Committee consisted of published reports and data provided by an executive compensation consulting firm, concerning total compensation and the components thereof (salary, annual bonus and long-term compensation), and year to year compensation increases for officers of comparatively sized companies and for overall industry practice. For fiscal year 2000, base salaries and variable incentive compensation opportunities for executive officers of PAREXEL were targeted at levels which would cause total annual compensation (i.e., salary and bonus) of executive officers to average at approximately the median of such group.

     Performance-Based Compensation. The Company's performance-based compensation policies are designed to reward executive officers when the Company meets or exceeds pre-determined goals and are also based on various non-financial objectives such as ability to recognize and pursue new business opportunities and initiate programs to enhance the Company's growth and success. Performance-based cash compensation is generally awarded based on formulas established by the Compensation Committee at the time salaries are fixed. Bonus formulas for each executive officer are based on the Company achieving specified objectives set forth in the Company's annual operating plan, including potential bonuses under the Company's Management Incentive Plan.

     In establishing performance bonus formulas for the Company's executive officers for fiscal year 2000, the Compensation Committee considered: (i) the annual base compensation of each individual; (ii) individual performance; (iii) the actual performance of the Company as compared to projected performance under the Company's annual operating plan; (iv) the projected future performance of the Company; (v) the general business environment; and (vi) periodically published surveys of performance compensation at comparable companies. The Compensation Committee's review of the foregoing factors was subjective and the Compensation Committee did not assign a fixed value or weight to any specific factors when making its decisions regarding potential bonuses of executive officers.

     Executive Officers of the Company are eligible to participate in the Company's Management Incentive Plan. Each participating executive officer has a specific target award that is expressed as a percentage of his or her base salary, ranging from 25% to 50%. The award is calculated based upon the financial performance of the participant's business unit, total company performance, or a combination of the two. The plan requires the Company to achieve at least 80% of its budgeted operating income before bonuses are payable. For fiscal year 2000, executive officers of the Company were not entitled to any bonus payments pursuant to the plan due to the fact that the specified budgeted operating income goal was not satisfied. However, they were paid a discretionary bonus equal to 12.5% of his or her bonus potential under that plan as a retention incentive.

     Stock Options. Long-term incentive compensation, in the form of stock options, allows the executive officers to share in any appreciation in the value of the Company's Common Stock. The Board of Directors believes that stock option participation aligns executive officers' interests with those of its stockholders. When establishing stock option grant levels for fiscal year 2000, the Stock Option Committee considered the existing levels of stock ownership, previous grants of stock options, vesting schedules of outstanding options, the current stock price and data from an independent compensation consulting firm, as mentioned above. Stock options granted under the Company's stock plans generally have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. Stock options granted to executive officers in fiscal year 2000 become exercisable in four equal annual installments.

     In awarding stock options, the Stock Option Committee reviewed: (i) the overall compensation package of each executive officer; (ii) periodically published surveys of stock option awards at comparable companies; (iii) individual performance during the fiscal year in question; (iv) past financial performance and future expectations; and (v) data from an independent compensation consulting firm, as mentioned above. For new executive officers, the Stock Option Committee also considered the general and industry-specific business environment and the expected contribution of the executive officer to the Company over the short and long term.

     In fiscal year 2000, each executive officer of the Company was awarded non-qualified stock options. In the aggregate, the executive officers were granted options to purchase 308,000 shares of Common Stock.

     CEO Compensation. Generally, Mr. von Rickenbach, the Company's Chairman of the Board, President and Chief Executive Officer, may participate in the same compensation programs that are available to the Company's other executive officers and his compensation is reviewed annually in accordance with the policies applicable to other executive officers as described above. Mr. von Rickenbach's base salary for fiscal year 2000 was $350,000 pursuant to the terms of his employment agreement, described elsewhere in this Proxy Statement.

     As described above, during fiscal year 2000, Mr. von Rickenbach was granted stock options to purchase 13,334 shares of Common Stock at a price of $11.125 per share, 13,333 shares of Common Stock at a price of $15.00 per share and 13,333 shares of Common Stock at a price of $22.00 per share. The exercise prices were equal to or above the fair market value of such stock on the date of grant. All of the options were non-qualified options.

     No member of the Compensation Committee or the Stock Option Committee is a current or former officer or employee of the Company or any of its subsidiaries.

                         Respectfully submitted by the:

Compensation Committee:                     Stock Option Committee:
A. Dana Callow, Jr.                         A. Dana Callow, Jr.
Serge Okun                                  Patrick J. Fortune

                            STOCK PERFORMANCE GRAPH

     The Stock Price Performance Graph set forth below compares the cumulative total stockholder return on the Company's Common Stock from November 22, 1995, the date of the Company's initial public offering, through June 30, 2000, with the cumulative total return of the Nasdaq U.S. Stock Index and the Nasdaq Health Services Index over the same period. The comparison assumes $100 was invested on November 22, 1995 in the Company's Common Stock, in the Nasdaq U.S. Stock Index and in the Nasdaq Health Services Index and assumes reinvestment of dividends, if any.
[SHAREHOLDER RETURN ON COMMON STOCK CHART]

                        PAREXEL International Corporation   Nasdaq U.S. Stock Index   Nasdaq Health Services Index
November 22, 1995                   100.00                    100.00                         100.00
June 30, 1996                       250.65                    116.94                         125.15
June 30, 1997                       329.87                    142.22                         115.64
June 30, 1998                       377.92                    187.25                         112.66
June 30, 1999                       138.32                    269.62                         107.02
June 30, 2000                        99.36                    398.29                          83.35


     The stock price performance shown on the graph above is not necessarily indicative of future price performance. Information used in the graph was obtained from The Nasdaq Stock Market, a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

                              PROPOSAL TO APPROVE
                       2000 EMPLOYEE STOCK PURCHASE PLAN

     The Board has adopted the Company's 2000 Employee Stock Purchase Plan (the "2000 Plan") and is seeking the approval of the 2000 Plan at the 2000 Annual Meeting of Stockholders of the Company. A favorable vote of the holders of at least a majority of the shares of Common Stock of the Company present in person or represented by proxy at the Meeting is required for approval of the 2000 Plan. The Board recommends that stockholders vote for such approval.

     The purpose of the 2000 Plan is to provide employees of the Company and its subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the Company's intention that the 2000 Plan qualify as an "Employee Stock Purchase Plan" as defined in the Code. The 2000 Plan was adopted to replace the Company's 1995 Employee Stock Purchase Plan, which terminated during fiscal year 2000. The Company currently plans to keep the 2000 Plan in place in the event that it is not approved by the Stockholders as described in this Proxy Statement.

     The 2000 Plan permits employees of the Company and its designated subsidiaries to purchase shares of Common Stock from the Company through a series of offerings. Generally, each offering may last up to two years. Offerings under the 2000 Plan commence every six months, so at any given point in time, the Company may be conducting more than one offering. However, employees are only eligible to participate in one offering at a time. Each eligible employee may elect to have amounts withheld from his or her compensation which will accrue in an account for such employee during the period of an offering. On each June 1 and December 1 during the two-year offering period, funds that have accrued in this account will be used to purchase Common Stock, subject to certain limitations that are described in more detail below, at a purchase price that is 85% of the fair market value of the Common Stock on either the initial date of each offering, or on the last trading day prior to the date of purchase, whichever is less.

     The 2000 Plan was adopted by the Board of Directors as of March 9, 2000.

     The following is a brief summary of the provisions of the 2000 Plan. This summary is qualified in all respects by reference to the full text of the 2000 Plan, a copy of which may be obtained from the Clerk of the Company upon request.

                      PRINCIPAL FEATURES OF THE 2000 PLAN

     Eligibility. Persons eligible to participate in an offering under the 2000 Plan are generally those employees who are employed by the Company or certain of its subsidiaries at least seven (7) calendar days prior to a given enrollment date, and do not own capital stock of the Company and/or hold outstanding options to purchase capital stock of the Company possessing five percent (5%) or more of the total combined voting power or value of all classes of capital stock of the Company or of any subsidiary. The Company had approximately 4,200 employees at June 30, 2000.

     Offering Periods. The 2000 Plan consists of consecutive, overlapping offering periods with a new offering period commencing on the first trading day on or after June 1 and December 1 of each year. The initial offering under the 2000 Plan commenced on June 1, 2000 and is scheduled to end on May 30, 2002. The Board may change the period of any offering that has not yet commenced if the Board announces the change at least five (5) days prior to the commencement of the offering.

     Shares Subject to Purchase. A total of 800,000 shares of Common Stock are available for sale pursuant to the 2000 Plan. Should any shares fail to be sold during any offering, such shares may again be available for purchase in subsequent offerings.

     Administration. The 2000 Plan may be administered by the Board or a committee appointed by the Board. The Board or its committee have full and exclusive discretionary authority to construe, interpret and apply the terms of the 2000 Plan, to determine eligibility and to adjudicate all disputed claims filed under the 2000 Plan. Every finding, decision and determination made by the Board or its committee is, to the full extent permitted by law, final and binding upon all parties.

     Duration of 2000 Plan. The 2000 Plan shall continue until terminated by the Board of the Company, provided, however, that except as provided in the 2000 Plan, termination shall not affect options previously granted.

     Payroll Deductions. Employees may request that the Company withhold up to ten percent (10%) of their compensation. An employee may discontinue participation in an offering under the 2000 Plan or may increase or decrease the rate of payroll deductions to not more than 10 percent (10%) or less than zero percent (0%) not more than four (4) times during each offering period. Such rate change will go into effect on the first full payroll period following the fifth (5(th)) business day after the Company receives a new "Subscription Agreement" from the employee authorizing such change.

     Grant of Option. On the first day of each offering period, each eligible employee participating in such offering period will be granted an option to purchase up to a whole number of shares of Common Stock determined by dividing $40,000 by the fair market value of a share of Common Stock on that day. The option shall be exercisable as to 25% of the total number of shares on the last trading day of each purchase period during the offering period. A purchase period is the approximately six month period commencing on or after June 1 and December 1 of each year and terminating approximately six months later, except that the first purchase period of any offering period shall commence on the first day of the offering period and shall terminate approximately six months later. Accordingly, there are generally four purchase periods during each offering period. The option shall expire on the last day of the offering period.

     Exercise of Option. A participant's option for the purchase of shares is exercised automatically on the last trading day of each purchase period. Upon exercise, the participant will purchase the maximum number of full shares subject to the portion of the option which vested on such date based upon the applicable purchase price and the accumulated payroll deductions in his or her account. Any money left over in a participant's account after the last trading day of each offering period will be returned to the participant.

     Purchase Price. The purchase price of the shares of Common Stock to be sold pursuant to any given offering is equal to the lesser of (i) 85% of the fair market value of the shares on the first day of the offering period, and
(ii) 85% of the fair market value of the shares on the last trading day of the purchase period. For so long as the Common Stock is traded on the Nasdaq National Market System, the fair market value of a share of Common Stock on any given date shall be the last reported sale price on the trading date prior to such date.

     Automatic Transfer to Low Price Offering Period. If the fair market value of the Common Stock on the last trading day of a purchase period in an offering period is lower than the fair market value of the Common Stock on the first day of such offering period, then all participants in such offering period will be automatically withdrawn from such offering period immediately after the exercise of the vested portion of their option and automatically re-enrolled in the immediately following offering period as of the first day thereof.

     Limitation. Notwithstanding anything to the contrary in the 2000 Plan, no participant shall be eligible to participate in the 2000 Plan to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company or of any one of its subsidiaries accrues at a rate which exceeds Twenty-Five Thousand Dollars ($25,000.00) worth of stock (based on the fair market value of the stock on the date of grant of such option) for each calendar year in which such option is outstanding at any time. Furthermore, notwithstanding anything to the contrary in the 2000 Plan, a participant may only participate in one offering period at a time.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the United States federal income tax consequences that generally will arise with respect to participation in the 2000 Plan and with respect to the sale of Common Stock acquired under the 2000 Plan. It does not address the tax consequences that may arise with respect to any gift or disposition other than by sale of Common Stock acquired under the 2000 Plan. For precise advice as to any specific transaction or set of circumstances, participants should consult with their own tax advisors. Participants should also consult with their own tax advisors regarding the application of any state, local, and foreign taxes and federal gift, estate, and inheritance taxes.

     The 2000 Plan is intended to qualify as an "Employee Stock Purchase Plan" within the meaning of Section 423 of the Code. It is the intention of the Company to seek shareholder approval of the 2000 Plan prior to the end of the first offering period. If shareholder approval is not obtained by the end of the first offering period, the 2000 Plan will not qualify as an "Employee Stock Purchase Plan" and instead will be treated as a non-statutory stock option plan. The 2000 Plan is not a qualified plan under Section 401(a) of the Code.

     Tax Consequences to Participants. In general, a participant will not recognize taxable income upon enrolling in the 2000 Plan or upon purchasing shares of Common Stock under the 2000 Plan. Instead, if a participant sells Common Stock acquired under the 2000 Plan at a sale price that exceeds the price at which the participant purchased the Common Stock, then the participant will recognize taxable income in an amount equal to the excess of the sale price of the Common Stock over the price at which the participant purchased the Common Stock. A portion of that taxable income will be ordinary income, and a portion may be capital gain.

     If the participant sells the Common Stock more than one year after acquiring it and more than two years after the date on which the offering commenced (the "Grant Date"), then the participant will be taxed as follows. If the sale price of the Common Stock is higher than the price at which the participant purchased the Common Stock, then the participant will recognize ordinary compensation income in an amount equal to the lesser of:

          (i) fifteen percent of the fair market value of the Common Stock on the Grant Date; and

          (ii) the excess of the sale price of the Common Stock over the price at which the participant purchased the Common Stock.

     Any further income will be long-term capital gain. If the sale price of the Common Stock is less than the price at which the participant purchased the Common Stock, then the participant will recognize long-term capital loss in an amount equal to the excess of the price at which the participant purchased the Common Stock over the sale price of the Common Stock.

     If the participant sells the Common Stock within one year after acquiring it or within two years after the Grant Date (a "Disqualifying Disposition"), then the participant will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Common Stock on the date that it was purchased over the price at which the participant purchased the Common Stock. The participant will also recognize capital gain in an amount equal to the excess of the sale price of the Common Stock over the fair market value of the Common Stock on the date that it was purchased, or capital loss in an amount equal to the excess of the fair market value of the Common Stock on the date that it was purchased over the sale price of the Common Stock. This capital gain or loss will be a long-term capital gain or loss if the participant has held the Common Stock for more than one year prior to the date of the sale and will be a short-term capital gain or loss if the participant has held the Common Stock for a shorter period.

     Tax Consequences if the Company Stockholders Do Not Approve the 2000
Plan. In order for the 2000 Plan to qualify as an "employee stock purchase plan" under Section 423 of the Code, the stockholders of the Company must approve the 2000 Plan within 12 months of its adoption by the Board. If the Company's stockholders approve the 2000 Plan on or before March 9, 2001, the tax consequences of the 2000 Plan to participants will be as described above.

     If the Company stockholders do not approve the 2000 Plan on or before such date, the 2000 Plan will remain in existence and there will be the following tax consequences to participants. Options granted under the 2000 Plan will be treated as non-statutory stock options. A participant generally will recognize ordinary compensation income upon the exercise of the option in an amount equal to the excess of the fair market value of the Common Stock acquired through the exercise of the option (the "NSO Stock") on the exercise date over the purchase price.

     A participant will have a tax basis for any NSO Stock equal to the purchase price plus any income recognized upon the exercise of the option. Upon selling NSO Stock, a participant generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the NSO Stock and the participant's tax basis in the NSO Stock. This capital gain or loss will be a long-term capital gain or loss if the participant has held the NSO Stock for more than one year prior to the date of the sale and will be a short-term capital gain or loss if the participant has held the NSO Stock for a shorter period.

     Tax Consequences to the Company. The offering of Common Stock under the 2000 Plan will have no tax consequences to the Company. Moreover, in general, neither the purchase nor the sale of Common Stock acquired under the 2000 Plan will have any tax consequences to the Company, provided, however, that the Company will be entitled to a business-expense deduction with respect to any ordinary compensation income recognized by a participant, except with respect to ordinary compensation income recognized by a participant upon the disposition of Common Stock after the holding period described above. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

     Withholding. The amount that a participant elects to have deducted from his or her pay for the purchase of Common Stock under the 2000 Plan constitutes taxable wages and is subject to withholding. Moreover, the Company will have a withholding obligation with respect to ordinary compensation income recognized by a participant. The Company will require any affected participant to make arrangements to satisfy this withholding obligation.

     The individuals who may elect to participate in the 2000 Plan and the number of shares they may acquire are not determinable. The Company had approximately 4,200 employees at June 30, 2000. An offering period commenced on June 1, 2000 and each Named Executive Officer (other than Messrs. Eagle and
Sobo) participating in the 2000 Plan received an option to purchase up to 4,444 shares of Common Stock. This option is exercisable in increments of up to 1,111 shares on each of November 30, 2000, May 31, 2001, November 30, 2001 and May 31, 2002 at a per share exercise price equal to the lower of $7.65 and 85% of the fair market value of the Common Stock on the date the option can be exercised (subject to termination of the offering period as described above).

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE APPROVING THE 2000 PLAN.

                     RATIFICATION OF SELECTION OF AUDITORS

     The Board has selected the firm of PricewaterhouseCoopers LLP, independent certified accountants, to serve as auditors for the year ending June 30, 2001. PricewaterhouseCoopers LLP has served as the Company's auditors since 1992. The Board recommends a vote FOR ratification of this selection.

     It is expected that a member of the firm of PricewaterhouseCoopers LLP will be present at the Meeting, will have an opportunity to make a statement if so desired and will be available to respond to appropriate questions from the Company's stockholders.

     The ratification of this selection is not required under the laws of the Commonwealth of Massachusetts, where the Company is incorporated, but the results of this vote will be considered by the Board in selecting auditors for future fiscal years.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE RATIFYING PRICEWATERHOUSECOOPERS LLP.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company has adopted a policy whereby all transactions between the Company and its officers, Directors and affiliates will be on terms no less favorable to the Company than could be obtained from unrelated third parties and will be approved by a majority of the disinterested members of the Company's Board of Directors.

                                 OTHER MATTERS

     The Board does not intend to bring any matters before the Meeting other than those specifically set forth in the Notice of Annual Meeting and it knows of no matters to be brought before the meeting by others. If any other matters properly come before the Meeting, it is the intention of the persons named in the accompanying proxies to vote such proxies in accordance with the judgment of the Board.

                            SECTION 16(a) BENEFICIAL
                         OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Commission. Officers, directors and greater-than-ten percent stockholders are required by Commission regulation to furnish the Company with copies of all Section 16 forms they file.

     Based on the information provided to it, the Company believes that during the fiscal year ended June 30, 2000 all of its officers, Directors and greater-than-ten-percent stockholders complied with all Section 16(a) filing requirements, with the exceptions that a Form 3 for each of Andrew J. Morffew, Ulf I. Schneider and Andrew L. Smith was deemed to be filed late.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended for inclusion in the Proxy Statement and form of proxy to be furnished to all stockholders entitled to vote at the Company's 2001 Annual Meeting of Stockholders must be received at the Company's principal executive offices not later than June 1, 2001.

     In addition, the By-Laws of the Company require that a stockholder seeking to have any business conducted at a meeting of stockholders give notice to the Company not less than 60 and not more than 90 days prior to the scheduled meeting. However, if the meeting is either a special meeting in lieu of an annual meeting of stockholders to be held prior to the date specified in the by-laws or is a special meeting and less than 70 days' notice is given of the date of the meeting, a stockholder will have ten days from the earlier of (a) the date on which notice of such meeting was mailed or (b) the date that public disclosure was made of such meeting date in which to give such notice. The notice from the stockholder must describe the proposed business to be brought before the meeting and include information about the stockholder making the proposal, any beneficial owner on whose behalf the proposal is made, and any other stockholder known to be supporting the proposal. If a stockholder fails to provide timely notice of a proposal to be presented at the 2001 Annual Meeting of Stockholders, the proxies designated by the Board will have discretionary authority to vote on any such proposal.

     In order to curtail any controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by certified mail return receipt requested. Such stockholder proposals should be submitted to PAREXEL International Corporation, 195 West Street, Waltham, Massachusetts 02451, Attention: Clerk.

                           EXPENSES AND SOLICITATION

     The cost of solicitation of proxies will be borne by the Company, and in addition to soliciting stockholders by mail through its regular employees, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have Common Stock registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by the Company's officers and employees may also be made of some stockholders in person or by mail, telephone or telegraph following the original solicitation. The Company may retain a proxy solicitation firm to assist in the solicitation of proxies. The Company will bear all reasonable solicitation fees and expenses if such a proxy solicitation firm is retained.

                                                                      1493-PS-00

                                  DETACH HERE


                                     PROXY

                       PAREXEL INTERNATIONAL CORPORATION

       PROXY FOR 2000 ANNUAL MEETING OF STOCKHOLDERS - NOVEMBER 16, 2000
                      SOLICITED BY THE BOARD OF DIRECTORS

The undersigned Stockholder of PAREXEL International Corporation, a Massachusetts corporation, revoking all prior proxies, hereby appoints Josef H. von Rickenbach and Mark T. Beaudouin and each of them, proxies, with full power of substitution, to vote all shares of Common Stock of PAREXEL International Corporation which the undersigned is entitled to vote at the 2000 Annual Meeting of Stockholders of the Company to be held at the Museum of Our National Heritage, 33 Marrett Road, Lexington, Massachusetts on November 16, 2000 at 10:00 a.m., local time, and at any adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated September 29, 2000, a copy of which has been received by the undersigned, and in their discretion upon any other business that may properly come before the meeting or any adjournments thereof. Attendance of the undersigned at the meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate thereat the intention of the undersigned to vote said shares in person.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE PROPOSAL IN ITEMS 2 AND 3.

SEE REVERSE       CONTINUED AND TO BE SIGNED ON REVERSE SIDE         SEE REVERSE
   SIDE                                                                 SIDE

                                  DETACH HERE

[X]  Please mark votes as in this example.

     1. To elect two (2) Class II Directors to serve for three year terms.

NOMINEE:
(01) Serge Okun
 FOR                WITHHELD                                                       FOR           AGAINST             ABSTAIN
[   ]                [   ]               2. To approve the PAREXEL                [   ]           [   ]               [   ]
                                            International Corporation 2000
                                            Employee Stock Purchase Plan.


NOMINEE:
(02) A. Joseph Eagle
 FOR                WITHHELD                                                       FOR           AGAINST             ABSTAIN
[   ]                [   ]               3. To ratify the selection of            [   ]           [   ]               [   ]
                                            PricewaterhouseCoopers LLP
                                            as auditors for the fiscal year
                                            ending June 30, 2001.

                                                             MARK HERE   [     ]
                                                            FOR ADDRESS
                                                            CHANGE AND
                                                            NOTE AT LEFT

                                         THIS PROXY SHOULD BE DATED AND SIGNED
                                         BY THE STOCKHOLDER(S) EXACTLY AS HIS OR
                                         HER NAME APPEARS HEREON AND RETURNED
                                         PROMPTLY IN THE ENCLOSED ENVELOPE.
                                         PERSONS SIGNING IN A FIDUCIARY CAPACITY
                                         SHALL SO INDICATE. IF SHARES ARE HELD
                                         BY JOINT TENANTS OR AS COMMUNITY
                                         PROPERTY, BOTH SHOULD SIGN.

Signature:________________ Date:_______ Signature:________________ Date:_______